Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

(Pursuant to 8 Del C. Section 242)

        New York Community Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware, does hereby certify:

        First: That the board of directors of said corporation, at a meeting duly convened and held, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said corporation:

        “NOW THEREFORE BE IT RESOLVED, that the Board of Directors hereby proposes and declares advisable the following amendment to the Company’s Amended and Restated Certificate of Incorporation. ARTICLE FOURTH, Section A shall be amended in its entirety and replaced with the following:

        FOURTH:

        A.        The total number of shares of stock of all classes which the Corporation shall have authority to issue is three hundred five million (305,000,000) consisting of:

1.	Five million (5,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the “Preferred Stock”); and

2.	Three hundred million (300,000,000) shares of Common Stock, par value one cent ($0.01) per share (the “Common Stock”).

        Second: That thereafter, pursuant to a resolution of its board of directors, at the annual meeting of the stockholders of said corporation a majority of the outstanding shares of common stock was voted in favor of the amendment.

        Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

        In witness whereof, said New York Community Bancorp, Inc. has caused this certificate to be signed by Joseph R. Ficalora, its President and Chief Executive Officer, and Mark A. Ricca, its Corporate Secretary, its authorized officers, this 14th day of May, 2003.

By: /s/ Joseph R. Ficalora —————————————— Joseph R. Ficalora President and Chief Executive Officer
By: /s/ Mark A. Ricca —————————————— Mark A. Ricca Corporate Secretary